EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Enanta Pharmaceuticals, Inc. of our report dated January 18, 2012, except for the change in the presentation of comprehensive income discussed in Note 2 and the disclosure regarding the Company’s ability to continue as a going concern discussed in the third paragraph of Note 1 and Note 21 to the financial statements, as to which the date is August 30, 2012, relating to the financial statements of Enanta Pharmaceuticals, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 6, 2012